SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 23, 2006

JACUZZI BRANDS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-14557	22-3568449
(Commission File Number)	(IRS Employer Identification No.)

777 S. FLAGLER DRIVE, WEST
TOWER, SUITE 1100, WEST PALM
BEACH, FL	33401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 514-3838

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

     In response to questions from our stockholders and other interested parties, Jacuzzi Brands, Inc. (the “Company”) hereby provides additional information regarding the financing arrangements of Apollo affiliates Jupiter Acquisition, LLC, a Delaware limited liability company (“Parent”), and Jupiter Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, for the acquisition of the Company pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 11, 2006. This filing supplements the information contained in the Company’s filing on Form 8-K dated October 12, 2006 with respect to the announcement of the Merger Agreement.

     Parent has provided the Company with an equity commitment letter from Apollo Management VI, L.P. and debt commitment letters from Credit Suisse, Bank of America and UBS that together will provide for approximately $1.4 billion of cash to finance Parent’s acquisition of the Company, which includes $935 million of funded debt and $455 million of equity investment from Apollo Management and its affiliates. Parent has informed the Company that the foregoing financing will also be used to satisfy a variety of legacy liabilities related to divestitures and pre-existing contractual agreements of the Company or its subsidiaries that require accelerated cash payments upon a change of control of the Company, as well as other customary transaction expenses to be incurred by the Company and Parent in connection with the transaction. As previously described in the Company’s Form 8-K filed on October 12, 2006, Apollo’s debt financing letters are subject to customary closing conditions and are not subject to any minimum EBITDA or similar condition. This information, including more detailed summaries of Apollo’s equity and debt commitment letters, will be included in the Company’s proxy statement relating to the proposed transaction.

     Pursuant to the Merger Agreement, Parent has agreed to acquire the Company as a whole, and consummation of the merger is not contingent on the separate acquisitions of Jacuzzi Bath and Zurn Industries, both of which will be effected after consummation of the merger. In this regard, Parent has chosen to finance Jacuzzi Bath and Zurn Industries separately. Parent has provided the Company with the following sources and uses of funds for its $1.4 billion financing of Jacuzzi Bath and Zurn Industries:

Estimated Sources and Uses of Funds

($ in millions)

Sources		Uses

Jacuzzi Bath
Funded Debt	$ 325.0	Merger Consideration – Equity	$ 990.0
Equity	130.0	Refinance Existing Net Debt[1]	280.0
		Other liabilities and transaction expenses due at closing[2]	120.0

Jacuzzi Bath Sub-Total	455.0
Zurn
Funded Debt	610.0
Equity	325.0

Zurn Sub-Total	935.0

Total Sources	$1,390.0	Total Uses	$1,390.0

1 Net of excess cash held by the Company or its subsidiaries.

2 Includes customary transaction fees and cash obligations of the Company or its subsidiaries to be assumed by Parent, including, among other items, debt prepayment costs, underfunded pension liabilities and change of control payments. This excludes other contingent and legacy liabilities, including, among other items, asbestos liabilities and environmental remediation obligations, of the Company or its subsidiaries.

     The financings described above were determined solely by Apollo Management and its affiliates, and, except for the conditions to such financings, were not discussed or negotiated with the Company in the course of negotiating the acquisition proposal from Apollo Management.

Important Information for Investors and Stockholders

     The Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the proposed merger. Investors and stockholders of the Company are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed merger. Investors and stockholders may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by the Company are available free of charge by directing a request to Jacuzzi Brands, Inc., Phillips Point – West Tower, 777 South Flagler Drive, Suite 1100, West Palm Beach, Florida, 33401, Attention: Diana E. Burton, Vice President, Investor Relations. The final proxy statement will be mailed to stockholders of the Company.

     This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

     The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the merger. Information about the Company’s directors and executive officers is set forth in the Company’s proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACUZZI BRANDS, INC.

Date: October 23, 2006	By:	/s/ Steven C. Barre

		Name:	Steven C. Barre
		Title:	Senior Vice President, General Counsel and Secretary